Exhibit 99

U.S. TRUSTEE BALANCE SHEET
AS OF JANUARY 31, 2002
(in millions, except share amounts)

January, 2002
ASSETS
Current Assets
Cash and cash equivalents	$ 4,548
Accounts receivable:
Customers (net of allowance for doubtful accounts of $48 million)	1,924
Related parties	33
Regulatory balancing accounts	61
Inventories:
Gas stored underground and fuel oil	124
Materials and supplies	119
Prepaid expenses and other	98
Total current assets	6,907

Property, Plant, and Equipment
Electric	18,305
Gas	7,807
Construction work in progress	325
Total property, plant, and equipment (at original cost)	26,437
Accumulated depreciation and decommissioning	(13,004)
Net property, plant, and equipment	13,433

Other Noncurrent Assets
Regulatory assets	2,335
Nuclear decommissioning trust funds	1,335
Other	1,822
Total noncurrent assets	5,492
TOTAL ASSETS	$ 25,832

LIABILITIES AND EQUITY
Liabilities
Accounts payable
Trade creditors	$ 221
Related parties	116
Regulatory Balancing Accounts	325
Other	205
Accrued taxes	469
Rate reduction bonds	1,707
Deferred income taxes	1,031
Deferred tax credits	153
Pre-petition secured debt	3,391
Pre-petition liabilities	5,699
Pre-petition financing debt	5,992
Other liabilities	3,372
Total liabilities	22,681

Preferred Stock With Mandatory Redemption Provisions	137

Stockholders' Equity
Preferred stock without mandatory redemption provisions
Nonredeemable--5% to 6%, outstanding 5,784,825 shares	145
Redeemable--4.36% to 7.04%, outstanding 5,973,456 shares	149
Common stock, $5 par value, authorized 800,000,000 shares;
issued 321,314,760 shares	1,606
Additional paid in capital	1,964
Accumulated deficit	(848)
Accumulated other comprehensive loss	(2)
Total stockholders' equity	3,014

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 25,832

PACIFIC GAS AND ELECTRIC COMPANY

U.S. TRUSTEE BALANCE SHEET
AS OF JANUARY 31, 2002

        Notes

1	These unaudited financial statements were prepared using certain assumptions and estimates. These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement.
Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

2	These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

3	Cash and cash equivalents have been reduced for uncleared checks. On the balance sheet included with the Utility's Annual Report, Form 10-K and 10-Q, uncleared checks are treated as an accounts payable liability.

PACIFIC GAS AND ELECTRIC COMPANY

U.S. TRUSTEE INCOME STATEMENT

FOR THE MONTH ENDED JANUARY 31, 2002 AND THE TEN MONTHS ENDED JANUARY 31, 2002 (in millions)

Case to date

	Month	ten months
	ended	ended
	January 31, 2002	January 31, 2002
OPERATING REVENUES	$ 938	$ 8,838

OPERATING EXPENSES:
Cost of Electric Energy	152	609
Cost of Gas	150	1,096
Operating and Maintenance	230	2,141
Depreciation, Decommissioning, and Amortization	74	752
Total Operating Expenses	606	4,598

OPERATING INCOME (LOSS)	332	4,240

Interest Income (Expense)	(73)	(730)
Professional Fees	(1)	(12)
Other Income and (Expense)	1	(9)

PRE-TAX INCOME (LOSS)	259	3,489

Income Taxes	102	1,322

EARNINGS (LOSS)	157	2,167

Preferred Dividend Requirement	2	21

EARNINGS (LOSS) AVAILABLE FOR (ALLOCATED TO) COMMON STOCK	$ 155	$ 2,146

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE INCOME STATEMENT
FOR THE MONTH ENDED JANUARY 31, 2002
AND THE TEN MONTHS ENDED JANUARY 31, 2002

  Notes

1

These unaudited financial statements were prepared using certain assumptions and estimates.  These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement.  Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

2

These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

3

These unaudited financial statements were prepared using certain assumptions and estimates, including the estimated amount payable to the California Department of Water Resources (DWR) for the estimated amount of power purchased by the DWR on behalf of retail customers based on approximately 10 cents per kilowatt hour (kWh).  The Utility acts solely as a billing agent for the DWR.  While the rate freeze is in effect, to the extent revenue is allocable to the DWR, there will be a corresponding reduction in the Utility's revenues.  Therefore, the amounts paid to the DWR for deliveries are not recorded as expense and the revenue billed by the Utility to its customers associated with this energy is excluded from revenues.  These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement.

The results for the month of January 2002 are not indicative of future earnings.  While the rate freeze is in effect, earnings could differ materially as a result of the implementation of the DWR's revenue requirement.  On February 21, 2002, the CPUC approved a final decision establishing a total statewide revenue requirement for the DWR for the two-year period ending December 31, 2002, of $9 billion, representing total DWR expected expenditures of $18 billion less anticipated proceeds from its external financings of $9 billion.  In this decision, the CPUC determined that the $9 billion revenue requirement would be allocated among the three California investor-owned utilities based on designated per-kWh charges. Specifically, the decision orders that the Utility's share of the total $9 billion revenue requirement is $4.5 billion (for the period from January 2001 through December 2002).

The Utility is required to pass through the commensurate amount of revenues to the DWR.  The Utility currently has accrued payables to the ISO for costs that it believes are included in the DWR's revenue requirement.  The Utility believes that any additional amount of revenues to be passed through to the DWR as a result of the approval of the revenue requirement would not exceed the amount of ISO payables currently recorded.

In addition, the decision also requires the Utility to submit, over a 6 month period, the shortfall in DWR remittances from January 17, 2001, through March 15, 2002, resulting from the rates approved in the order less the amounts already submitted to DWR.

4	Case to date results reflect the entire ten month period ended January 31, 2002. The bankruptcy petition date is April 6, 2001.